   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 20, 1999
                                          REGISTRATION STATEMENT NO. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------
                               RAILAMERICA, INC.
             (Exact Name of Registrant as Specified in its Charter)

              DELAWARE                                          65-0328006
  (State or Other Jurisdiction of                            (I.R.S. Employer
   Incorporation or Organization)                         Identification Number)

                                                                                              GARY O. MARINO
                                                                               CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
            RAILAMERICA, INC.                                                                RAILAMERICA, INC.
      5300 BROKEN SOUND BLVD., N.W.                                                    5300 BROKEN SOUND BLVD., N.W.
        BOCA RATON, FLORIDA 33487                                                        BOCA RATON, FLORIDA 33487
              (561) 994-6015                                                               (561) 994-6015
       (Address, Including Zip Code, and Telephone Number,             (Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)               Include Area Code, of Agent for Service)

                          Copies of Communications to:
                             GARY M. EPSTEIN, ESQ.
                            GREENBERG TRAURIG, P.A.
                        1221 BRICKELL AVENUE, SUITE 2200
                              MIAMI, FLORIDA 33131
                                 (305) 579-0500
                           (FACSIMILE) (305) 579-0717

                              --------------------
              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO
             THE PUBLIC: From time to time after this Registration
                          Statement becomes effective.

                              --------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              -------------------

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM       AMOUNT OF
                                                        AMOUNT TO BE      AGGREGATE OFFERING   AGGREGATE OFFERING     REGISTRATION
          TITLE OF SHARES TO BE REGISTERED              REGISTERED(1)      PRICE PER UNIT(2)        PRICE(2)             FEE(2)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share............       3,130,907             $9.875           $30,917,706.62        $8,595.12
==================================================================================================================================

(1) Includes (i) 2,254,544 shares of common stock issuable upon the conversion of the Registrant's outstanding 6% Junior Convertible Subordinated Debentures; (ii) 876,363 shares of common stock issuable upon the exercise of outstanding warrants and (iii) in each case, such indeterminate number of shares of common stock as may be issuable pursuant to the anti-dilution provisions contained therein.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. Calculated pursuant to Rule 457(c) based on the average high and low sales price of the Common Stock as reported on the Nasdaq Stock Market on September 16, 1999.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===============================================================================

PROSPECTUS
                                3,130,907 SHARES

                               RAILAMERICA, INC.

                                  COMMON STOCK





         RailAmerica, Inc. is a leading owner and operator of short line and regional freight railroads.

         The selling shareholders are offering 3,130,907 shares of our common stock under this prospectus. Some of the selling shareholders may obtain their shares of common stock upon conversion of our 6% junior convertible subordinated debentures purchased by them in our private placement completed in August 1999 and upon the exercise of warrants issued to them in connection with that private placement. Additionally, some of these shares of common stock may be obtained upon exercise of warrants issued to our placement agent in our August 1999 private placement. None of the shares of common stock are being sold by RailAmerica, Inc.

         Our common stock is listed for trading on the Nasdaq National Market under the symbol "RAIL." On September 17, 1999, the last reported sales price of our common stock on the Nasdaq National Market was $9.75 per share.



                              -------------------



         SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT THE FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              -------------------



                 This prospectus is dated September ___, 1999.

                               PROSPECTUS SUMMARY

         This summary highlights selected information found in greater detail elsewhere in this prospectus. We urge you to read the entire prospectus carefully, including the financial statements and the notes thereto, before you decide whether to buy our common stock. You should pay special attention to the risks of investing in our common stock discussed under "Risk Factors."

                                  RAILAMERICA

OUR BUSINESS

         We are a leading owner and operator of short line and regional freight railroads. We own and operate, or have a significant equity interest in, 25 freight railroads with approximately 8,400 miles of track in the United States, Australia, Canada and Chile. We are also a leading manufacturer of specialized truck trailers for U.S. governmental and commercial customers.

OUR RAILROAD OPERATIONS

         We have grown rapidly through acquisitions of short line railroads in North America and newly privatized regional railroads internationally. Pro forma revenue from railroad operations for the six months ended June 30, 1999 after giving effect to our 1999 acquisitions was $86 million, compared to our actual 1998 annual revenue from railroad operations of $30 million. We expect to continue to grow our business by making additional acquisitions and by increasing revenues and improving operating margins generated from railroads that we currently own.

         OUR OPERATING STRENGTHS.  We have grown successfully because:

         o We select and acquire appropriate acquisition candidates in new and existing markets. We believe that sellers, when they evaluate potential acquirers, consider, in addition to price, criteria such as a prospective acquirer's operating experience, its reputation among shippers and its ability to close a transaction and commence operations smoothly. We believe that we have established an excellent record in each of these areas.

         o We increase rail freight traffic from existing, former and new customers in each of our markets through the aggressive marketing of our enhanced customer service, renegotiation of rates where prudent, and implementation of other incentive arrangements for shippers.

         o We reduce costs and control expenses through rationalized staffing, centralized purchasing and corporate administrative services, efficient equipment deployment and utilization and, where appropriate, outsourced maintenance. When we acquire a new railroad within an existing market, we capitalize on operating efficiencies resulting from the presence of our other railroads within that market.

         o We select and motivate effective management through our centrally supported and locally executed management philosophy. We reward productivity through separate performance-based, incentive compensation programs for a significant number of our railroads.

         o We enhance customer service and make it responsive to the needs of local customers by upgrading and providing specialized equipment and by increasing reliability and frequency of service.

         o Through these operating strengths, we make profitable railroads that have been historically under performing.

         OUR RECENT ACQUISITIONS. Since January 1, 1997, we have acquired eight domestic and international short line and regional freight railroads, comprising approximately 7,600 miles of rail lines. We completed the following four acquisitions in 1999:

         o in April 1999, we acquired the business of V/Line Freight Corporation, the freight railroad of Australia's Victorian Government, with approximately 3,150 miles of rail lines in Australia, for total consideration of $103 million; we operate this business through our wholly owned subsidiary, Freight Victoria Limited;

         o in July 1999, we acquired RaiLink Ltd., the third largest freight rail system in Canada; it owns or operates approximately 1,620 miles of rail lines and has an approximately 26% interest in a railroad company operating another 740 miles; the aggregate purchase price was $71 million, including the repayment of debt;

         o in September 1999, we acquired The Toledo, Peoria and Western Railroad Corporation, a regional freight railroad with 369 miles of rail lines in the central United States, for an aggregate purchase price of $18 million, including the assumption of debt and subject to closing adjustments; and

         o in January 1999, we acquired the Esquimalt and Nanaimo Railroad, a 181 mile rail line in British Columbia, Canada, which operates as E&N Railway Corporation, for an aggregate purchase price of $11 million.

         ACQUISITION OPPORTUNITIES. We plan to continue to expand our rail operations through selective acquisitions of rail properties.

         o In North America, we plan to continue to acquire short line and regional railroads; we believe they may become available as a result of (1) sales by other short line and regional owners and operators, (2) divestitures resulting from the consolidation of larger owners and operators, and (3) rationalizations and divestitures by Class I carriers;

         o Outside North America, we plan to acquire regional railroads that become available primarily as a result of governmental privatizations, either alone or through joint ventures with local partners familiar with market conditions in the region.

OUR TRUCK TRAILER MANUFACTURING OPERATIONS

         While we expect our core business to continue to be the acquisition and operation of domestic and international railroads, we intend to maintain our position as a leading manufacturer of specialized truck trailers through our wholly-owned subsidiary, Kalyn/Siebert L.P. Kalyn manufactures specialty and custom truck trailers for U.S. governmental and commercial customers. Kalyn's profit margins typically exceed those of manufacturers of commodity or stock trailers because its trailers are designed, built or modified to meet customer specifications. This allows greater pricing flexibility and reduced inventory requirements. Our trailer manufacturing operations generated approximately $39.9 million in revenue in 1998 and $22.9 million in revenue for the six months ended June 30, 1999. These results include Kalyn's January 1998 acquisition of a Canadian trailer manufacturer of lightweight aluminum specialty bulk-handling trailers used in the solid waste, agricultural and construction industries.

                             CORPORATE INFORMATION

         We are a Delaware corporation with our principal executive offices located at 5300 Broken Sound Boulevard, N.W., Boca Raton, Florida 33487. Our telephone number is (561) 994-6015.

                                  RISK FACTORS

         You should carefully consider the following risks before making an investment decision. If any of the following risks occurs, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.

BECAUSE OUR GROWTH STRATEGY IS LARGELY DEPENDENT ON ACQUISITIONS, IF WE ARE UNABLE TO ACQUIRE BUSINESSES ON FAVORABLE TERMS OR SUCCESSFULLY INTEGRATE AND MANAGE THE BUSINESSES WE ACQUIRE, OUR BUSINESS AND FINANCIAL RESULTS WILL BE ADVERSELY AFFECTED.

         We have experienced significant growth through acquisitions. Acquisitions result in greater administrative burdens and operating costs and, to the extent financed with debt, additional interest costs.
Acquisitions also involve a number of other risks, including the following:

     o diversion of management's attention to the assimilation of operations and personnel of the acquired companies;

     o   possible adverse short-term effects on our operating results; and

     o to the extent financed by the sale of equity securities, potential per share dilution to existing stockholders.

     o difficulty in integrating acquired companies into our management information and financial reporting systems;

         Additionally, there can be no assurance that we will be able to find, finance and complete suitable acquisitions on terms acceptable to us or that the businesses acquired can be operated profitably.

WE HAVE SUBSTANTIAL DEBT AND DEBT SERVICE REQUIREMENTS WHICH COULD HAVE ADVERSE CONSEQUENCES ON OUR BUSINESS.

         As of June 30, 1999, on a pro forma basis after giving effect to our recent acquisitions, our total debt was approximately $280 million. Our substantial debt could have adverse consequences on our business, including the following:

     o our ability to borrow additional amounts for acquisitions, working capital, capital expenditures and other purposes may be limited or financing may not be available on terms favorable to us or at all; and

     o a substantial portion of our cash flows from operations may be used to pay our interest expense, pay our preferred stock dividends and repay our debt, which would reduce the funds that would otherwise be available to us for our operations and future business opportunities.

WE MAY INCUR ADDITIONAL INDEBTEDNESS IN THE FUTURE, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

         If new debt is added to our current debt levels, the risks discussed above could intensify. Our substantial degree of leverage may limit our ability to adjust to changing market conditions, reduce our ability to withstand competitive pressures and make us more vulnerable to a downturn in general economic conditions or in our business. We expect to continue to incur significant levels of additional debt in connection with future acquisitions. Additionally, we could incur substantial additional indebtedness in the future for other reasons.

IF WE DO NOT SUCCESSFULLY IMPLEMENT OUR BUSINESS STRATEGY, WE MAY NOT BE ABLE TO REPAY OR REFINANCE OUR CURRENT DEBT.

         We may not be able to successfully implement our strategy or realize our anticipated financial results. Accordingly, our cash flows and capital resources may not be sufficient to pay our interest expense, pay our preferred stock dividends and repay our debt. Failure to pay our interest expense would result in a default. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may be forced to reduce or delay capital expenditures and implementation of our business strategy, sell assets, obtain additional equity capital or refinance or restructure all or a portion of our outstanding debt. In the event that we are unable to do so, we may be left without sufficient liquidity and we may not be able to repay our debt and the lenders will be able to foreclose on our assets. Even if new financing is available, it may not be on terms that are acceptable to us.

OUR DEBT AGREEMENTS CONTAIN COVENANTS THAT SIGNIFICANTLY RESTRICT OUR
OPERATIONS.

         Our current debt agreements contain a number of covenants imposing significant financial and operating restrictions on our business. These covenants limit our ability to, among other things:

     o   incur more debt;

     o pay dividends, redeem or repurchase our stock or make other distributions;

     o   make acquisitions or investments;

     o   use assets as security in other transactions;

     o   enter into transactions with affiliates;

     o   merge or consolidate with others;

     o   dispose of assets or asset sale proceeds;

     o   create liens on our assets; and

     o   extend credit.

         In addition, our debt agreements require us to maintain specified financial ratios. We cannot assure you that we will meet those ratios. Our ability to meet these and other provisions of our existing indebtedness can be affected by events beyond our control. A breach of any of these covenants could result in a default, with the consequences described in the preceding paragraph. Compliance with these restrictions may prevent us from raising funds to service our debt and our preferred stock obligations.

WE FACE COMPETITION FROM OTHER MODES OF TRANSPORTATION AND FROM OTHER RAIL OPERATORS.

         Our primary source of competition in our rail operations comes from trucks. While we must build or acquire and maintain our rail system, trucks are able to use public roadways. Any future expenditures materially increasing the roadway system in the locations in which we operate, or legislation granting materially greater latitude for trucks with respect to size or weight limitations, could have a material adverse effect on our results of operations and financial condition.

         In addition, we compete for acquisitions with other rail operators. Some of these competitors are larger and have significantly greater resources than we do and may possess greater local market knowledge as well.

         The truck trailer manufacturing industry is highly competitive and has relatively low barriers to entry. Kalyn competes with a number of other trailer manufacturers, some of which are larger and have greater financial resources than Kalyn. Furthermore, Kalyn's products compete with alternative forms of shipping, such as intermodal containers. There can be no assurance that Kalyn will be able to continue to compete effectively for existing or potential customers or with alternative forms of shipping containers.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY NEGATIVE CONDITIONS IN THE AGRICULTURAL INDUSTRY BECAUSE A SUBSTANTIAL PORTION OF OUR RAILROAD TRAFFIC CONSISTS OF AGRICULTURAL COMMODITIES.

         Factors that negatively affect the agricultural industry in the regions in which we operate could have a material adverse effect on our results of operations and financial condition. These factors include weather conditions, export and domestic demand and total world supply, and fluctuations in agricultural prices. We believe that agricultural commodities will continue to represent a principal component of our rail traffic base in the near future.

WE ARE SUBJECT TO THE RISKS OF DOING BUSINESS IN FOREIGN COUNTRIES.

         We have railroad operations in Australia, Chile and Canada. We may also consider acquisitions in other foreign countries. The risks of doing business in foreign countries include:

     o   adverse changes in the economy of those countries;

     o   adverse effects of currency exchange controls;

     o   restrictions on the withdrawal of foreign investment and earnings;

     o   government policies against ownership of businesses by non-nationals;
         and

     o   the potential instability of foreign governments.

         Our operations in foreign countries are also subject to economic uncertainties, including among others, risk of renegotiation or modification of existing agreements or arrangements with governmental authorities, exportation and transportation tariffs, foreign exchange restrictions and changes in taxation structure.

BECAUSE SOME OF OUR SIGNIFICANT SUBSIDIARIES TRANSACT BUSINESS IN FOREIGN CURRENCIES, WE MAY BE ADVERSELY AFFECTED BY FUTURE EXCHANGE RATE FLUCTUATIONS.

         While our operations are predominantly in U.S. dollars, some of our significant subsidiaries transact business in foreign currencies, including the Australian dollar, the Canadian dollar and the Chilean peso. Changes in the relation of these and other currencies to the U.S. dollar could affect our revenues and could result in exchange losses. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. We do not engage or intend to engage in hedging. However, if circumstances change, we may seek to limit our exposure to the risk of currency fluctuations by engaging in hedging or other transactions. These transactions could expose us to substantial risk of loss. We cannot assure you that we will successfully manage our exposure to currency fluctuations.

YEAR 2000 COMPLICATIONS MAY DISRUPT OUR OPERATIONS AND HARM OUR BUSINESS.

         Some of the software and hardware products which we use in our international operations may not be Year 2000 compliant. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions and interchange information with connecting railroads or engage in similar normal business activities. We have commenced projects to develop and implement new systems to replace those non-compliant products; however, some of these projects may not be completed prior to December 31, 1999.

         We also rely on customers and other third parties who provide services or access to infrastructure in our railroad and manufacturing operations. We have initiated efforts to evaluate the status of these third parties' efforts and to determine alternatives and contingency plan requirements. An inability of a connecting railroad to process information could cause delays in services to customers and could adversely affect our ability to invoice and collect on shipments. Failure of a third party supplier to deliver materials to our trailer manufacturing facilities could cause either a slowdown in production or a temporary shutdown of the facility.

         The failure to correct a material Year 2000 problem could result in an interruption in, or failure of, some of our normal business activities or operations. These failures could materially and adversely affect our results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of our customers and third party suppliers, we are unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on our results of operations, liquidity or financial condition.

WE ARE SUBJECT TO SIGNIFICANT GOVERNMENTAL REGULATION OF OUR RAILROAD AND MANUFACTURING OPERATIONS AND THE FAILURE TO COMPLY WITH THESE REGULATIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

         We are subject to governmental regulation by a number of foreign, federal, state and local regulatory authorities with respect to our railroad and manufacturing operations, the rates we charge and a variety of health, safety, labor, environmental and other matters. Governments may change the legislative framework within which we operate without providing us with any recourse for any adverse effects that the change may have on our business. Also, some of the regulations require us to obtain and maintain various licenses, permits and other authorizations and we cannot be sure that we will continue to be able to do so.

         Additionally, in Australia, where a significant portion of our operations are located, the applicable legislative framework enables third party rail operators to gain access to the railway infrastructure on which we operate. As part of this regime, we have executed, and we may be required to execute access agreements governing access to the railway infrastructure. We may be required to make significant expenditures and to incur significant expenses in order to comply with the applicable regulatory framework and these access agreements.

WE MAY BE REQUIRED TO PAY PENALTY FEES UNDER SOME CIRCUMSTANCES TO A THIRD PARTY RAIL OPERATOR THAT HAS ACCESS TO THE AUSTRALIAN RAILWAYS.

An access agreements with a third party rail operator in Australia contains penalty provisions if trains using the railway infrastructure are delayed, early or cancelled under a variety of circumstances. The formulas for calculation of the penalty are complex. The penalties apply unless the penalty event is primarily due to force majeure, which includes events such as natural disasters, war, changes in applicable laws, power shortages and Year 2000 events. We cannot assure you that we will not incur significant penalties under the Australian access agreement.

WE COULD INCUR SIGNIFICANT COSTS FOR VIOLATIONS OF APPLICABLE ENVIRONMENTAL LAWS AND REGULATIONS.

         Our railroad and manufacturing operations and real estate ownership are subject to extensive foreign, federal, state and local environmental laws and regulations concerning, among other things, emissions to the air, discharges to waters, and the handling, storage, transportation and disposal of waste and other materials. We may be subject to allegations or findings to the effect that we have violated these laws or regulations. We could incur significant costs as a result. We may be required to incur significant expenses to remediate this contamination. Some reports prepared in connection with the recent acquisitions of the business of V/Line Freight Corporation and The Toledo, Peoria and Western Railroad Corporation identified a number of contaminated sites on the properties leased or licensed to us, which we may be required to remediate.

BECAUSE WE DEPEND ON CLASS I CARRIERS FOR OUR NORTH AMERICAN OPERATIONS, OUR BUSINESS AND FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED IF OUR RELATIONSHIPS WITH THEM DETERIORATE.

         The railroad industry in the United States and Canada is dominated by a small number of Class I carriers that have substantial market control and negotiating leverage. Almost all of the traffic on our North American railroads is interchanged with Class I carriers. A decision by any of these Class I carriers to discontinue transporting commodities or to use alternate modes of transportation, such as motor carriers, could have a material adverse effect on our business and results of operations. Our ability to provide rail service to our customers in North America depends in large part upon our ability to maintain cooperative relationships with Class I carriers with respect to, among other matters, freight rates, car supply, reciprocal switching, interchange and trackage rights. A deterioration in the operations of or service provided by those interchange partners, or in our relationship with our interchange partners, would adversely affect our business. In addition, much of the freight transported by our railroads in North America moves on railcars supplied by Class I carriers. If the number of railcars supplied by Class I carriers is insufficient, we might not be able to obtain replacement railcars on favorable terms and shippers may seek alternative forms of transportation.

         Portions of our North American rail properties are operated under leases, operating agreements or trackage rights agreements with Class I carriers. Failure of our railroads to comply with these leases and agreements in all material respects could result in the loss of operating rights with respect to these rail properties, which would adversely affect our results of operations and financial condition. In addition, traditionally Class I carriers also have been significant sources of business for us, as well as sources of potential acquisition candidates as they continue to divest themselves of branch lines to smaller rail operators. Because we depend on Class I carriers for our North American operations, our business and financial results may be adversely affected if our relationships with them deteriorate.

BECAUSE OUR TRAILER MANUFACTURING OPERATIONS DEPEND ON GOVERNMENT PURCHASES, OUR BUSINESS MAY BE ADVERSELY AFFECTED IF ORDERS PLACED BY GOVERNMENT ENTITIES DECREASE.

         For the years ended December 31, 1997 and 1998, approximately 37% and 35%, respectively, of Kalyn's revenue was derived from sales of truck trailers to U.S. governmental customers. For the six months ended June 30, 1999, approximately 29% of Kalyn's revenue was derived from sales to these customers. The majority of these sales are to the General Services Administration ("GSA"), the purchasing arm of non-military agencies, and to the United States Tank Automotive Command ("TACOM"), a Department of Defense unit established to consolidate purchases for various branches of the military. We cannot assure you that there will not be a substantial decrease in orders for new trailers placed by the GSA or TACOM which may be caused by budget reductions or otherwise.

BECAUSE THE INDUSTRY DEMAND FOR TRUCK TRAILERS IS CYCLICAL, FUTURE ECONOMIC DOWNTURNS OR CYCLICAL DECREASES IN DEMAND FOR TRUCK TRAILERS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         Unit sales of new truck trailers have historically been subject to substantial variation. Sales of new truck trailers have historically been subject to a five- to seven-year replacement cycle. Additionally, periods of economic recession in the United States have previously resulted in declines in the profitability of the trucking industry. Future decreases in the demand for truck trailers due to economic downturns or cyclical decreases would likely have a material adverse effect on our business and results of operations.

A LONG-TERM INTERRUPTION IN THE OPERATION OF OUR PLANTS FROM A NATURAL DISASTER OR OTHER CAUSES, WHETHER OR NOT COVERED BY INSURANCE, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

         Our trailer manufacturing operations consist of two facilities in Texas and Canada which operate at approximately 80% and 50% of their respective capacities. Although we believe that our manufacturing capacity could be increased through the expansion of our manufacturing facilities or the addition of a partial second work shift, these capacity increases would increase the marginal cost of producing truck trailers. Sustained growth of production and, in turn, net sales of our manufacturing operations are dependent on our ability to increase production efficiency. In the years ended December 31, 1996, 1997 and 1998, sales from our trailer manufacturing operations accounted for 53%, 48% and 52%, respectively, of our total revenue. For the six months ended June 30, 1999 on a pro forma basis after giving effect to our recent acquisitions, however, sales from our trailer manufacturing operations accounted for only 19% of our total revenue. A long-term interruption in the operation of our plants from a natural disaster or other causes, whether or not covered by insurance, could have a material adverse effect on our business and results of operations.

SOME OF OUR EMPLOYEES BELONG TO LABOR UNIONS AND STRIKES OR WORK STOPPAGES COULD ADVERSELY AFFECT OUR OPERATIONS.

         We are a party to collective bargaining agreements with various labor unions in the United States, Australia, Chile and Canada. Our inability to negotiate acceptable contracts with these unions could result in, among other things, strikes, work stoppages or other slowdowns by the affected workers. If the unionized workers were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized, we could experience a significant disruption of our operations and higher ongoing labor costs.

WE MAY FACE LIABILITY FOR CASUALTY LOSSES THAT ARE NOT COVERED BY INSURANCE.

         We have obtained insurance coverage for losses arising from personal injury and for property damage in the event of derailments or other accidents or occurrences. There could be losses or other liabilities that are not covered by insurance. In addition, under catastrophic circumstances our liability could exceed our insurance limits. Insurance is available from a limited number of insurers and there can be no assurance that insurance protection at our current levels will continue to be available or, if available, will be obtainable on terms acceptable to us.

THERE ARE MANY SHARES OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE WHICH MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

         The possibility that substantial amounts of our common stock may be issued or freely resold in the public market may adversely affect prevailing market prices for our common stock, even if our business is doing well. As of September 17, 1999, we had 11,673,485 shares of common stock issued and outstanding and approximately 8.3 million shares of common stock reserved for issuance.

         Of the approximately 11.7 million shares of common stock issued and outstanding, we believe that approximately 9.9 million of the shares are freely tradable without restriction or further registration under the Securities Act, excluding any shares held or purchased by one of our "affiliates" (in general, a person who has a control relationship with us). We believe the approximately 1.8 million shares of common stock remaining are "restricted securities", as that term is defined under Rule 144 promulgated under the Securities Act, and may be resold thereafter in compliance with Rule 144.

         In general, under Rule 144, a person (or persons whose shares are aggregated) including an affiliate, who has beneficially owned those shares for one year, may sell in the open market within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock or (ii) the average weekly trading volume in our common stock on The Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on the manner of sale, notice requirements and availability of current public information about us. A person (or persons whose shares are aggregated) who is deemed not to have been an "affiliate" of ours at any time during the 90 days preceding a sale by that person and who has beneficially owned his shares for at least two years, will be able to sell his shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or availability of current information referred to above. Restricted shares properly sold in reliance upon Rule 144 are thereafter freely tradeable without restrictions or registration under the Securities Act, unless thereafter held by an "affiliate" of ours.

                                USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of any of the securities being offered by the selling shareholders under this prospectus.

         Expenses expected to be incurred by us in connection with this offering are estimated to be approximately $50,000.

                              SELLING SHAREHOLDERS

         Of the 3,130,907 shares of our common stock offered by this prospectus,
(1) 2,254,544 are issuable upon the conversion of our 6% Junior Convertible Subordinated Debentures, issued in connection with the private placement we completed in August 1999, (2) 676,363 are issuable upon the exercise of warrants, issued in connection with the August 1999 private placement, at an exercise price of $10.50 per share, and (3) 200,000 shares are issuable to Stonegate Securities, Inc., or its permitted assignees, upon the exercise of warrants we issued to Stonegate Securities, Inc. in connection with its corporate finance consulting and financial advisory services performed on our behalf, at an exercise price of $10.50 per share.

         None of the selling shareholders listed below have been officers, directors, or employees of ours, nor have they had a material relationship with us beyond their investment in, or receipt of, our securities.

         The following table sets forth certain information with respect to (1) in column one, the amount of shares of our common stock that are beneficially owned by the named selling shareholders (not including the shares of common stock being offered hereby), (2) in column two, the number of shares of our common stock that would beneficially be owned by the named selling shareholders upon conversion of their respective 6% Junior Convertible Subordinated Debentures, and (3) in column three, the number of shares of our common stock that would beneficially be owned by the named selling shareholders upon exercise of warrants, as applicable. The percentages listed below are adjusted to reflect the sale of the shares of common stock offered. The following table assumes that each of the selling shareholders: (i) converts all of its 6% Junior Convertible Subordinated Debentures into common stock and exercises all of its warrants as applicable; and (ii) sells all of its converted or exercised shares of common stock registered under this prospectus, as applicable.


                                                OWNERSHIP OF SHARES OF
                                            COMMON STOCK PRIOR TO OFFERING
                                     ---------------------------------------------  NUMBER OF        OWNERSHIP OF
                                                6% JUNIOR                           SHARES OF      SHARES OF COMMON
                                               CONVERTIBLE                           COMMON      STOCK AFTER OFFERING**
                                     COMMON    SUBORDINATED                           STOCK      ----------------------
      SELLING SHAREHOLDER            SHARES     DEBENTURES   WARRANTS   PERCENTAGE   OFFERED      SHARES    PERCENTAGE
      -------------------           -------   ------------   --------   ----------  ---------     ------    ----------
ABN AMRO Incorporated, Cust. FBO
  Delbert Henry Lutz............         0        10,000        3,000       *          13,000          0        *
Charles R. Adams................     5,000        10,000        3,000       *          18,000      5,000        *
Apogee Fund, L.P................         0        50,000       15,000       *          65,000          0        *
Lee & Ramona Bass Foundation....         0        25,000        7,500       *          32,500          0        *
G. Nicholas Beckwith III........         0        10,000        3,000       *          13,000          0        *
James S. Beckwith III...........         0        10,000        3,000       *          13,000          0        *
Bennie M. Bray..................         0       100,000       30,000      1.1%       130,000          0        *
Kathleen Cafaro.................         0         4,794        1,438       *           6,232          0        *
William R. Cline, Jr............         0         2,500          750       *          32,750          0        *
Cohanzick Partners, LP..........         0        30,000        9,000       *          39,000          0        *
Stanley Cohen...................         0        10,000        3,000       *          13,000          0        *


                                                OWNERSHIP OF SHARES OF
                                            COMMON STOCK PRIOR TO OFFERING
                                     ---------------------------------------------  NUMBER OF        OWNERSHIP OF
                                                6% JUNIOR                           SHARES OF      SHARES OF COMMON
                                               CONVERTIBLE                           COMMON      STOCK AFTER OFFERING**
                                     COMMON    SUBORDINATED                           STOCK      ----------------------
      SELLING SHAREHOLDER            SHARES     DEBENTURES   WARRANTS   PERCENTAGE   OFFERED      SHARES    PERCENTAGE
      -------------------           -------   ------------   --------   ----------  ---------     ------    ----------
Combined Master Retirement
  Trust, c/o Valhi..............        0         50,000       15,000       *          65,000       0           *
Compass Bank CSDN FBO
  Renaissance Capital Growth &
  Income Fund III, Inc..........        0         50,000       15,000       *          65,000       0           *
Compass Bank CSDN FBO
  Renaissance US Growth & Income
  Trust PLC.....................        0         50,000       15,000       *          65,000       0           *
Gerald B. Cramer................        0         25,000        7,500       *          32,500       0           *
Cramer Rosenthal McGlynn, LLC...        0          6,500        1,950       *           8,450       0           *
CRM 1998 Enterprise Fund, LLC...        0         40,000       12,000       *          52,000       0           *
CRM 1999 Enterprise Fund, LLC...        0         40,000       12,000       *          52,000       0           *
CRM 20/20 Fund, LLC.............        0         25,000        7,500       *          32,500       0           *
CRM Madison Partners, LP........        0         36,500       10,950       *          46,950       0           *
CRM Partners, LP................        0         92,500       27,750       *         120,250       0           *
CRM Retirement Partners LP......        0         71,000       21,300       *          92,300       0           *
Michael J. Doorey and Deborah
  Doorey........................        0         10,000        3,000       *          13,000       0           *
Duck Partners, L.P..............        0         15,000        4,500       *          19,500       0           *
EBS Microcap Partners, L.P......     36,453       10,000        3,000       *          13,000     36,453        *
Lucia A. Englander..............     12,121       10,000        3,000       *          13,000     12,121        *
James Ferguson..................        0         10,000        3,000       *          13,000       0           *
Fred M. Filoon..................        0          5,000        1,500       *           6,500       0           *
Stanford C. Finney, Jr..........        0         16,000        4,800       *          20,800       0           *
Forest Alternative Strategies
  Fund II LP Series A 5I........        0          7,500        2,250       *           9,750       0           *
Forest Alternative Strategies
  Fund II LP Series A 5M........        0          2,500          750       *           3,250       0           *
Forest Fulcrum Fund L.P.........        0         60,000       18,000       *          78,000       0           *
Forest Global Convertible Fund
  Series A5.....................        0        125,000       37,500      1.4%       162,500       0           *
Frorer Partners, L.P............        0         50,000       15,000       *          65,000       0           *
Francisco A. Garcia.............        0          3,500        1,050       *           4,550       0           *
Harvey Gelfenbein...............        0         10,000        3,000       *          13,000       0           *
401K Profit Sharing Plan FBO
  Scott R. Griffith.............        0          2,500          750       *           3,250       0           *
Delaware Charter Trustee FBO            0
  Scott R. Griffith, IRA........                   2,500          750       *           3,250       0           *
Gryphon Partners, L.P...........        0         40,000       12,000       *          52,000       0           *
Bernard J. Haasch and Gwen A.
  Haasch........................        0         10,000        3,000       *          13,000       0           *


                                                OWNERSHIP OF SHARES OF
                                            COMMON STOCK PRIOR TO OFFERING
                                     ---------------------------------------------  NUMBER OF        OWNERSHIP OF
                                                6% JUNIOR                           SHARES OF      SHARES OF COMMON
                                               CONVERTIBLE                           COMMON      STOCK AFTER OFFERING**
                                     COMMON    SUBORDINATED                           STOCK      ----------------------
      SELLING SHAREHOLDER            SHARES     DEBENTURES   WARRANTS   PERCENTAGE   OFFERED      SHARES    PERCENTAGE
      -------------------           -------   ------------   --------   ----------  ---------     ------    ----------
Lawrence R. Herkimer............        0         10,000        3,000       *          13,000       0           *
Ronald B. Herman Ltd. Partnership       0          7,500        2,250       *           9,750       0           *
John R. Howie...................        0         10,000        3,000       *          13,000       0           *
Delaware Charter FBO Garry W.
  Hoyt IRA......................        0          2,000          600       *           2,600       0           *
Richard T. Groos Trust..........     12,121       10,000        3,000       *          13,000     12,121        *
Mark Gulis and Cynthia Gulis....        0          3,000          900       *           3,900       0           *
Hull Overseas, Ltd..............     24,242       20,000        6,000       *          26,000     24,242        *
Ingelside Company...............        0         25,000        7,500       *          32,500       0           *
Lena Khatcherian................        0          1,500          450       *           1,950       0           *
Jay B. Langner..................        0         10,000        3,000       *          13,000       0           *
Bailey Anne Lemak UGMA/TX John
  S. Lemak Custodian............        0          2,500          750       *           3,250       0           *
Eleanor J. Lemak UGMA/TX John S.
  Lemak Custodian...............        0          2,500          750       *           3,250       0           *
John S. Lemak...................     11,500       10,000        3,000       *          13,000     11,500        *
John S. Lemak, Jr. UGMA/TX John
  S. Lemak Custodian............        0          2,500          750       *           3,250       0           *
Lacey Elizabeth Lemak UGMA/TX
  John S. Lemak Custodian.......        0          2,500          750       *           3,250       0           *
LKCM Investment Partnership.....     132,250      50,000       15,000      1.5%        65,000    132,250       1.0%
LLT, Ltd........................        0          5,000        1,500       *           6,500       0           *
N. Martin Co. Acting for
  Nicholas Martin Jr. Living
  Trust.........................        0          5,000        1,500       *           6,500       0           *
Nicholas Martin Jr. Living Trust        0          5,000        1,500       *           6,500       0           *
Sergio Mazza....................        0         10,000        3,000       *          13,000       0           *
Ronald H. McGlynn...............        0         10,000        3,000       *          13,000       0           *
Montrose Investments Ltd........        0        260,000       78,000      2.8%       338,000       0           *
Clement C. Moore II.............        0         10,000        3,000       *          13,000       0           *
Gregory E. Motlow...............        0          5,000        1,500       *           6,500       0           *
Delaware Charter Trustee FBO
  Douglas D. Mulder IRA Acct....        0         10,000        3,000       *          13,000       0           *
Noble Foundation................        0         50,000       15,000       *          65,000       0           *
Pamela Equities Corp............        0         10,000        3,000       *          13,000       0           *
Allan P. Peterson and Gayle K.
  Peterson......................        0          5,000        1,500       *           6,500       0           *
Rainbow Futures Partners........        0         16,000        4,800       *          20,800       0           *
Rainbow Investors...............        0         16,000        4,800       *          20,800       0           *
Rainbow Trading Corporation.....        0         16,000        4,800       *          20,800       0           *
Rainbow Trading Systems, Inc....        0         16,000        4,800       *          20,800       0           *


                                                OWNERSHIP OF SHARES OF
                                            COMMON STOCK PRIOR TO OFFERING
                                     ---------------------------------------------  NUMBER OF        OWNERSHIP OF
                                                6% JUNIOR                           SHARES OF      SHARES OF COMMON
                                               CONVERTIBLE                           COMMON      STOCK AFTER OFFERING**
                                     COMMON    SUBORDINATED                           STOCK      ----------------------
      SELLING SHAREHOLDER            SHARES     DEBENTURES   WARRANTS   PERCENTAGE   OFFERED      SHARES    PERCENTAGE
      -------------------           -------   ------------   --------   ----------  ---------     ------    ----------
Rainbow Trading Venture Partners
  L.P...........................        0         20,000        6,000       *          26,000       0           *
Sid Richardson Foundation.......        0        100,000       30,000      1.1%       130,000       0           *
Rosenthal Family Partnership....        0          5,000        1,500       *           6,500       0           *
RoVest Partners.................        0          5,000        1,500       *           6,500       0           *
Peter J. Rozema.................        0          7,500        2,250       *           9,750       0           *
Victor E. Salvino...............     25,242       20,000        6,000       *          26,000     25,242        *
Craig and Mary Jo Sanford.......        0         10,000        3,000       *          13,000       0           *
SCAT Capital....................        0         10,000        3,000       *          13,000       0           *
Sidney Singer...................        0          5,000        1,500       *           6,500       0           *
Peter P. Smith..................     11,500       10,000        3,000       *          13,000     11,500        *
Stonegate Securities, Inc.......        0              0      200,000      1.7%       200,000       0           *
John L. Strauss.................        0        100,000       30,000      1.1%       130,000       0           *
John L. Strauss, Trustee FBO
  Cheryl M. Strauss.............        0          2,000          600       *           2,600       0           *
John L. Strauss, Trustee FBO
  Eric J. Strauss...............        0          2,000          600       *           2,600       0           *
John L. Strauss, Trustee FBO
  Julie S. Stanton..............        0          2,000          600       *           2,600       0           *
Patricia J. Thames and Willis W.
  Thames II.....................        0         10,000        3,000       *          13,000       0           *
The FM Grandchildren's Trust....        0          5,000        1,500       *           6,500       0           *
Jeffrey Thorp...................     17,250       35,000       10,500       *          45,500     17,250        *
Westover Investments L.P........        0        140,000       42,000      1.5%       182,000       0           *
Barry A. Wohl and Dahlia R.
  Hirsch........................        0          4,750        1,425       *           6,175       0           *
WOW Associates Ltd..............        0          5,000        1,500       *           6,500       0           *

--------------------

*        Indicates less than 1%
**       Assumes all of the shares of common stock registered hereby are sold.

                              PLAN OF DISTRIBUTION

GENERAL

         TRANSACTIONS. The selling shareholders may offer and sell their shares of common stock in one or more of the following transactions:

     o   on the Nasdaq National Market,

     o   in the over-the-counter market,

     o   in negotiated transactions, or

     o   in a combination of any of these transactions.

         PRICES. The selling shareholders may sell their shares of common stock at any of the following prices:

     o   fixed prices which may be changed,

     o   market prices prevailing at the time of sale,

     o   prices related to prevailing market prices, or

     o   negotiated prices.

         DIRECT SALES; AGENTS, DEALERS AND UNDERWRITERS. The selling shareholders may effect transactions by selling the shares of common stock in any of the following ways:

     o   directly to purchasers, or

     o to or through agents, dealers or underwriters designated from time to time.

         Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The selling shareholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

         SUPPLEMENTS. To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

         STATE SECURITIES LAW. Under the securities laws of some states, the selling shareholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the selling shareholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

         EXPENSES; INDEMNIFICATION. We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling shareholders and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We will indemnify the selling shareholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

                                 LEGAL MATTERS

         Greenberg Traurig, P.A., of Miami, Florida, has passed upon the validity of the issuance of our shares of common stock offered in this prospectus.

                                    EXPERTS

         The financial statements as of December 31, 1998 and 1997 and for the three years in the period ended December 31, 1998, incorporated by reference from our Annual Report on Form 10-K in this prospectus have been audited by PricewaterhouseCoopers LLP, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to Empresa De Transporte Ferroviario S.A., its opinion is based on the reports of other independent accountants, namely Arthur Andersen-Langton Clarke, a member firm of Andersen Worldwide SC. The financial statements referred to above have been included herein in reliance upon the authority of those firms as experts in giving said reports.

         The financial statements of V/Line Freight Corporation as of June 30, 1998 and for the year then ended, incorporated into this prospectus by reference from our Current Report on Form 8-K/A, filed with the SEC on July 16, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in audited and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also inspect our filings at the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. You can also inspect reports and other information we file at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" some of the documents that we file with it into this prospectus, which means:

     o   incorporated documents are considered part of this prospectus;

     o we can disclose important information to you by referring you to those documents; and

     o information that we file with the SEC will automatically update and supersede this incorporated information.

         We incorporate by reference the documents listed below, which were filed with the SEC under the Securities Exchange Act of 1934:

     o   our annual report on Form 10-K for the year ended December 31, 1998;

     o our quarterly reports on Form 10-Q for the periods ended March 31, 1999 and June 30, 1999; and

     o our current reports on Form 8-K dated May 17, 1999, August 6, 1999 and September 20, 1999, each as subsequently amended.

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus:

     o any reports filed under Sections 13(a) and (c) of the Securities Exchange Act;

     o definitive proxy or information statements filed under Section 14 of the Securities Exchange Act in connection with any subsequent stockholders' meetings; and

     o   any reports filed under Section 15(d) of the Securities Exchange Act.

         You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position and results of operations may have changed since that date. You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

                               RailAmerica, Inc.
                       5300 Broken Sound Boulevard, N.W.,
                           Boca Raton, Florida 33487
                                 (561) 994-6015
                      Attn: Donald D. Redfearn, Secretary


=======================================================================     ======================================================



NO DEALER, SALES PERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN                                3,130,907 SHARES
THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY
US.  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A
SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN                               RAILAMERICA, INC.
WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.  NEITHER
THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL,
UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION                                  COMMON STOCK
CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE
HEREOF.


                            ---------------

                           TABLE OF CONTENTS
                                                          PAGE
                                                          ----
Prospectus Summary...........................................1

Risk Factors.................................................3
                                                                                                   -------------------
Use of Proceeds..............................................9
                                                                                                       PROSPECTUS
Selling Shareholders.........................................9
                                                                                                   -------------------
Plan of Distribution........................................13

Legal Matters...............................................14

Experts.....................................................14
                                                                                                   SEPTEMBER __, 1999
Where You Can Find More Information.........................14

=======================================================================     ======================================================

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

         The following table sets forth the costs and expenses (subject to future contingencies) incurred or expected to be incurred by the Registrant in connection with the offering. The Registrant has agreed to pay all the costs and expenses of this offering.

Securities and Exchange Commission Registration Fee...............  $    8595
Accounting Fees and Expenses......................................     15,000
Legal Fees and Expenses...........................................     20,000
Printing Expenses.................................................      6,000
Miscellaneous.....................................................        405
                                                                    ---------
         Total....................................................  $  50,000
                                                                    =========
---------------------
(1) The amounts set forth above, except for the SEC fee, are in each case estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant has authority under Section 145 of the Delaware General Corporation Law to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Certificate of Incorporation provides for indemnification of the Registrant's officers and directors to the extent permitted under the Delaware General Corporation Law.

         The Registrant's Amended and Restated Certificate of Incorporation limits the liability of Directors to the maximum extent permitted by Delaware General Corporation Law. Delaware law provides that the directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify its Directors and officers to the fullest extent permitted by Delaware law, except against actions by the Registrant approved by the Board of Directors, and requires the Registrant to advance expenses to such Directors and officers to defend any action for which rights of indemnification are provided in the Certificate of Incorporation, and also permits the Board of Directors to grant such rights to its employees and agents.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

         The following exhibits are included as part of this Registration
Statement:

  EXHIBITS    DESCRIPTION
  --------    -----------
     5.1      Opinion of Greenberg Traurig, P.A.
    23.1      Consent of Greenberg Traurig, P.A. (contained in exhibit 5.1)
    23.2      Consent of PricewaterhouseCoopers LLP (RailAmerica, Inc.)
    23.3      Consent of Arthur Andersen Langton Clarke (Ferronor)
    23.4      Consent of PricewaterhouseCoopers LLP (V/Line Freight Corporation)
    24.1      Power of Attorney (filed with the signature page)

ITEM 17.  UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;"

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 20th day of September, 1999.


                           RAILAMERICA, INC.



                           By:  /s/ Gary O. Marino
                                -----------------------------------------------
                                Gary O. Marino
                                Chairman, Chief Executive Officer and President (Duly Authorized Representative)


                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary O. Marino and Donald D. Redfearn, and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including a Registration Statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                         TITLE                                 DATE
                ---------                                         -----                                 -----


/s/ Gary O. Marino                              Chairman of the Board, Chief Executive           September 20, 1999
----------------------------------------        Officer and President (Principal
Gary O. Marino                                  Executive Officer and Chief Financial
                                                Officer)



/s/ Donald D. Redfearn                          Executive Vice President, Secretary and          September 20, 1999
----------------------------------------        Director
Donald D. Redfearn



/s/ John H. Marino                              Assistant Secretary and Director                 September 20, 1999
----------------------------------------
John H. Marino



/s/ Douglas R. Nichols                          Director                                         September 20, 1999
----------------------------------------
Douglas R. Nichols



/s/ Richard Rampell                             Director                                         September 20, 1999
-------------------------------------------
Richard Rampell



/s/ Charles Swinburn                            Director                                         September 20, 1999
-------------------------------------------
Charles Swinburn



/s/ John M. Sullivan                            Director                                         September 20, 1999
----------------------------------------
John M. Sullivan




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